Filed pursuant to Rule 424(b)(3)
Registration No. 333-171612

PACIFIC ETHANOL, INC.

PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 25, 2011
TO PROSPECTUS DATED FEBRUARY 2, 2011

The prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus dated February 2, 2011, of Pacific Ethanol, Inc.  This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.  The Prospectus relates to the public sale, from time to time, of up to 27,778,960 shares of our common stock by the selling security holders identified in the Prospectus.  It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated.  We will not receive any proceeds from the sale of the shares of common stock.

This prospectus supplement includes the attached Form 8-K for March 24, 2011, as filed by us with the Securities and Exchange Commission on March 25, 2011.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “PEIX.”  The last reported price of our common stock on The NASDAQ Capital Market on March 23, 2011, was $0.70 per share.

Our principal offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814 and our telephone number is (916) 403-2123.

Investing in our shares of common stock involves substantial risks.  See “Risk Factors” beginning on page 14 of the original Prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 25, 2011.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 24, 2011

PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, CA	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

Amendment and Waiver Agreements

On September 27, 2010, Pacific Ethanol, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 7 accredited investors (the “Investors”).  On October 6, 2010, under the terms of the Purchase Agreement, the Company sold $35 million of Senior Convertible Notes (the “Initial Notes”) and Warrants (the “Initial Warrants”) to purchase an aggregate of 20,588,235 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), to the Investors in a private offering (the “Financing Transaction”).  In connection with the sale of the Initial Notes and the Initial Warrants, the Company entered into a registration rights agreement with the Investors on October 6, 2010 (as amended from time to time, the “Registration Rights Agreement”).

On January 7, 2011, the Company entered into a separate Amendment and Exchange Agreement with each of the Investors (collectively, the “Exchange Agreements”).  On January 7, 2011 (the “Closing Date”), under to the terms of the Exchange Agreements, the Company issued $35 million in principal amount of senior convertible notes (“Exchange Notes”) in exchange for the Initial Notes and warrants to purchase an aggregate of 20,588,235 shares of the Common Stock (“Exchange Warrants”) in exchange for the Initial Warrants (the “Exchange”).

The terms of the Purchase Agreement, the Initial Notes, the Initial Warrants and the Registration Rights Agreement were briefly described in a Current Report on Form 8-K filed on September 28, 2010 (the “Initial Form 8-K”).  The terms of the Exchange Agreement, the Exchange Notes and the Exchange Warrants were briefly described in a Current Report on Form 8-K filed on March 7, 2011 (the “Exchange Form 8-K”).  Readers should review those agreements, the Initial Form 8-K and the Exchange Form 8-K for a complete understanding of the terms and conditions associated with the Financing Transaction and the Exchange.

On March 24, 2011, the Company entered into a separate Amendment and Waiver Agreement with each of the Investors (collectively, the “Waiver Agreements”).  The following is intended to provide a summary of the terms of the Waiver Agreements.  This summary is qualified in its entirety by reference to the full text of the agreements, a form of which is attached as an exhibit to this Current Report on Form 8-K, the Exchange Notes, a form of which was attached as an exhibit to the Exchange Form 8-K, and the Registration Rights Agreement, a copy of which was attached as an exhibit to the Initial Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

Under the terms of the Exchange Notes, prior to the effectiveness of the Waiver Agreements, the Company was required to (a) deliver a notice to the Investors on March 31, 2011 setting forth whether the Company will pay all or a portion of installment amount due on May 2, 2011 (the “Applicable Installment Date”) in shares of the Common Stock and what portion , if any, of such amount will be paid in shares of the Common Stock (the “Company Installment Notice”) and (b) deliver on April 4, 2011 a certain number of shares of the Common Stock with respect to any installment amount set forth in the Company Installment Notice as an amount that will be paid in shares of the Common Stock (“Pre-Installment Conversion Shares”).  Under the terms of the Waiver Agreement, (a) the date the Company is required to deliver the Company Installment Notice with respect to the Applicable Installment Date was changed from March 31, 2011 to March 24, 2011 and (b) the date the Company is required to deliver the Pre-Installment Shares with respect to the Applicable Installment Date was changed from April 4, 2011 to March 25, 2011.  The Company anticipates that it will issue approximately 6,859,654 Pre-Installment Conversion Shares on March 25, 2011.

Under the terms of the Waiver Agreement, each of the Investors also waived an equity conditions failure under the Exchanged Notes that may be triggered by the filing of the Company’s Annual Report on Form 10-K.  Additionally, the Registration Rights Agreement was amended to include the period consisting of the trading days beginning and including the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and prior to April 6, 2011 as a grace period under the Registration Rights Agreement.

Item 9.01.           Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Amendment and Waiver Agreements entered into on March 24, 2011 between the Company and each Investor (*) (#)
______________

(#)           The agreement filed as an exhibit to this report contains representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(*)           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ETHANOL, INC.

Date: March 24, 2011	By:	/s/ CHRISTOPHER W. WRIGHT
Christopher W. Wright,
Vice President, General Counsel & Secretary

EXHIBIT FILED WITH THIS REPORT

Exhibit No.	Description

10.1	Form of Amendment and Waiver Agreements entered into on March 24, 2011 between the Company and each Investor (*) (#)